Exhibit 4.186

October 13, 2010

Mr. Paul Wilson
President and CEO
Iceland America Energy, Inc.
707 Wilshire Boulevard, Suite 4500
Los Angeles, California 90017

Re:	Letter Amendment to Lease Assignment Agreement
Dated as of September 10, 2010

Dear Paul:

Reference is made to that certain Lease Assignment Agreement by and between Iceland America energy, inc. and ORNI 5, LLC dated as of September 10, 2010 as amended by that certain letter agreement dates September 24, 2010 (the "Agreement"). Pursuant to this letter, the parties wish to amend the Agreement as follows:

1.	Section 3.2.2 is amended to state that the parties shall use reasonable commercial efforts to cause the Closing to occur on or before October 27, 2010.

2.	All other terms and conditions of the Agreement shall remain in full force and effect

If you in agreement with the above please sign, date and return an executed copy to me.

Sincerely,

/s/ William R. Sherman

William R Sherman
Land Department/Manager

Agreed and accepted by Iceland America Energy, Inc. this 13th day of October, 2010.

/s/ Paul Wilson

Paul Wilson
President and CEO

ORMAT TECHNOLOGIES, INC.
6225 Neil Road • Reno, NV 89511-1136 • Phone: (775) 356-9029
• Fax: (775) 356-9039 • E-mail: ormat@ormat.com • Website: http://www.ormat.com